Exhibit 99.2

Overview

We estimate that we will need to pay $8.8 million in premiums to keep our current portfolio of life insurance policies that are not pledged as collateral under our revolving credit facility in force during the year ended December 31, 2014. As of December 31, 2013, we had approximately $22.7 million of cash and cash equivalents, net of restricted cash of $13.5 million.

Our Existing Indebtedness

As of December 31, 2013, $133.2 million was outstanding under our revolving credit facility.

Purpose of this Offering

The purpose of this offering is to raise funds to make selective investments in the life settlement asset class including by making senior secured loans collateralized by portfolios of life insurance policies that we believe have attractive underwriting and cash flow characteristics and by strategically acquiring life insurance policies in the secondary and tertiary markets. We also expect to use a portion of the proceeds to pay the premiums on certain life insurance policies that we own and for general corporate purposes, including working capital.

Our Market Opportunity

We believe there is an opportunity in the marketplace to serve as a lender to owners of pools of life insurance policies who are seeking alternatives to selling all or portions of their life settlement portfolios at discounted prices. The proceeds of our loans will be used to make premium payments to bridge a period where the investors need a cost effective alternative to fund premium payments on their policies to retain potential future death benefits. We believe that substantial demand exists in the market for us to make these types of loans for the following reasons:

•	Many banks and traditional lenders are reluctant to provide loans to life settlement owners. The lack of available credit combined with the owner’s inability or unwillingness to make continued premium payments is forcing owners of insurance policies to sell policies at discounted prices or to allow their policies to lapse. Our loan solution will allow portfolio owners to retain much of their investment upside while stopping their cash outflows for ongoing premiums.

•	Many owners of life settlement policies have struggled with redemptions and under-funded premium reserves since the onset of the financial crisis. Oftentimes, the owners underestimated the funds required to maintain a life settlement portfolio. Many acquired small portfolios that lack the size and diversification required to create predictable performance. Owners of smaller portfolios (fewer than 100 policies) generally do not have the diversity required to be able to expect results consistent with actuarial expectations. Additionally, most of the market activity over the past 12 months that we are aware of has been comprised of the sale of portfolios with between 150 and 700 policies. The large institutional counterparties in these transactions remain focused on large capital deployment. We believe a significant market demand exists for owners of smaller portfolios to obtain financing to support their portfolios. By lending against a number of smaller portfolios we believe we can achieve the scale required for more predictable actuarial results.

•	In many cases, existing portfolio owners want to maintain ownership of their portfolios while limiting their cash outlay. They understand the value of their portfolios and have no interest in selling at current market prices. Borrowing against their portfolios provides an attractive alternative as it allows them to retain much of their investment upside while stopping their cash outflows for ongoing premiums.

Our Expertise

We believe that our experiences in the life settlement business makes us qualified and well positioned to identify portfolios of life insurance policies that have attractive lending characteristics. Our executive team and underwriting staff have over a combined 100 years of experience in analyzing life settlement portfolios and have established due diligence procedures that focus on collateral title, insurable interest and collectability.

We expect to use leading third partly life expectancy providers, independent collateral agents, and independent third party servicers to analyze and manage the policies. All transactions will be fully reviewed for compliance with all applicable state and federal laws and regulations.

Our Loans

We expect that, if we deployed all of the net proceeds of this offering to make loans, subject to the final details of the pool of policies that we lend against, we could make loans to several owners with an aggregate pool of approximately 275 to 375 policies having an aggregate death benefit of approximately $1.3 to $1.6 billion. As part of our evaluation process, consistent with our historical practice, we will use life expectancy reports from independent third party providers. We expect our initial loan-to-value ratio using third party life expectancy reports and market standard discount rates to be below 50%.

The loan transactions that we enter into will be on a “last money in-first money out” basis, meaning that 100% of the proceeds from either mortalities or the sale of policies in the portfolio pledged as collateral under a loan will be distributed, after premium payments, premium reserves and fees to service providers, to pay outstanding interest and principal on our loan. We anticipate that we will charge competitive interest rates while we will also receive a participation that will allow us to receive a percentage of gross death benefits even after the loan has been satisfied. Ongoing advances will be made for paying premiums on the life insurance policies pledged as collateral, to pay debt service, and to pay the fees of service providers.

We intend each borrower to maintain an appropriate cash premium reserve before using any excess cash to pay principal on the loan. The actual duration of our loans will be dependent on the underlying insurance policies and mortalities, but it is expected that in general our loans will be fully repaid within four years after origination.

Risks Related to Our Business

We may not have access to cash flows from proceeds of policies pledged as collateral under the Revolving Credit Facility and may be required to pay income taxes on the income generated by such policies, which could have a material adverse effect on our ability to fund future operations.

As of September 30, 2013, there were 458 life insurance policies pledged by White Eagle as collateral under the Revolving Credit Facility with an aggregate death benefit of approximately $2.3 billion. Proceeds from these policies will be distributed pursuant to a contractual waterfall governing priority of payments. After payments to customary service providers, 100% of available proceeds will be directed to pay outstanding interest and principal on the loan unless the lenders under the Revolving Credit Facility determine otherwise. Accordingly, there can be no assurance as to when proceeds from these policies will be distributed to us by White Eagle.

Although we will not directly receive the proceeds from the policies for an indefinite period of time, we will still recognize taxable income on the portion of the proceeds in excess of our tax basis in the policies. Although we currently have net operating losses that we may be able to use to reduce a portion of our future taxable income, the inability to access cash flows from the proceeds of the policies pledged under the Revolving Credit Facility could have a material adverse effect on our ability to pay future tax liabilities, to fund our operations and to pay the premiums required to maintain policies that are not pledged as collateral under the Revolving Credit Facility. We are exploring alternatives that may permit us to own our policies in a more tax-neutral manner, although there can be no assurance that we will be able to do so.

We may require additional capital and there can be no assurance that we will be able to raise additional capital in a timely manner on favorable terms or at all.

Subject to borrowing base limitations and other conditions to funding, our subsidiary may borrow proceeds to pay premiums on 458 life insurance policies pledged as collateral under the Revolving Credit Facility at September 30, 2013. However, we estimate that, in addition to general overhead expenses, we will need to pay approximately $8.8 million in premiums to keep our remaining 164 life insurance policies that have not been pledged as collateral under the Revolving Credit Facility in force through December 31, 2014. As of December 31, 2013, we had approximately $22.7 million of cash and cash equivalents, net of restricted cash of $13.5 million. Accordingly, we must proactively manage our cash and may need to raise additional capital in order to effectively run our businesses, maintain the policies that have not been pledged under the Revolving Credit Facility and opportunistically grow our assets. There can be no assurance, however, that we will be able to raise additional capital on favorable terms or at all.

As part of our cash management and business strategy, we may determine to sell all or a portion of the non-pledged policies, but there can be no assurance that we can consummate any sales or that, if consummated, sales of policies will be at or above their carrying values. We may also determine to lapse certain of these policies that have a low return profile or as our portfolio management needs dictate. The lapsing of policies, if any, would create losses as the assets would be written down to zero.

Indemnification and advancement obligations could have a material adverse effect on our business, financial condition and results of operations.

Contractual obligations, including those undertaken in the settlements of the class action and derivative litigation, require that we indemnify and advance the legal costs incurred by certain individuals who would otherwise be entitled to coverage under our director and officer liability insurance in connection with the USAO Investigation and the SEC Investigation. The obligation to advance and indemnify on behalf of these individuals, while currently unquantifiable, is likely to continue to be substantial and will likely further strain our liquidity position and could have a material adverse effect on our financial position and results of operations.

Our success in operating our life finance business is dependent on making accurate assumptions about life expectancies and maintaining adequate cash balances to pay premiums.

We are responsible for paying all premiums necessary to keep the policies in our portfolio in force and prevent them from lapsing. We estimate that we will need to pay $8.8 million in premiums to keep our current portfolio of life insurance policies that are not pledged as collateral under the Revolving Credit Facility in force through 2014. As of December 31, 2013, we had approximately $22.7 million of cash, net of $13.5 million of restricted cash. By using cash reserves to pay premiums for retained life insurance policies, we will have less cash available for other business purposes. Therefore, our cash flows and the required amount of our cash reserves to pay premiums will become dependent on our assumptions about life expectancies being accurate.

Life expectancies are estimates of the expected longevity or mortality of an insured and are inherently uncertain. A life expectancy obtained on an insured for a life insurance policy may not be predictive of the future longevity or mortality of the insured. Inaccurate forecasting of an insured’s life expectancy could result from, among other things: (i) advances in medical treatment (e.g., new cancer treatments) resulting in deaths occurring later than forecasted; (ii) inaccurate diagnosis or prognosis; (iii) changes to life style habits or the individual’s ability to fight disease, resulting in improved health; (iv) reliance on outdated or incomplete age or health information about the insured, or on information that is inaccurate (whether or not due to fraud or misrepresentation by the insured); or (v) improper or flawed methodology or assumptions in terms of modeling or crediting of medical conditions. In forecasting estimated life expectancies, we utilize third party medical underwriters to evaluate the medical condition and life expectancy of each insured. The firms that provide health assessments and life expectancy information may depend on, among other things, actuarial tables and model inputs for insureds and third-party information from independent physicians who, in turn, may not have personally performed a physical examination of any of the insureds and may have relied solely on reports provided to them by attending physicians or other health care providers with whom they were authorized to communicate. The accuracy of this information has not been and will not be independently verified by us or our service providers.

21st Services, LLC (“21st Services”), one of the life expectancy providers whose reports are used by us to calculate fair value, announced significant revisions to its underwriting methodology in 2013, which according to 21st Services, has generally been understood to lengthen the average reported life expectancy it furnished by 19%. As of September 30, 2013, we received 175 updated life expectancy reports from 21st Services that utilize its revised methodology. These life expectancies reported an average lengthening of life expectancies of 15.43%. Additionally, our other life expectancy provider, AVS Underwriting LLC (“AVS”), emerged from bankruptcy during the first quarter of 2014. At this time, we are continuing to monitor these developments and whether other market participants will continue to use 21st Services and AVS life expectancy reports for valuation purposes going forward. As a result of these developments, we may need to adjust the application of life expectancy reports in our fair value methodology or source reports from different life expectancy providers in future periods, which could have a material impact on our fair value calculations.

If life expectancy valuations underestimate the longevity of the insureds, the actual maturity date of the life insurance policies may therefore be longer than projected. Consequently, we may not have sufficient cash for payment of insurance premiums and we may allow the policies to lapse or be forced to sell policies, resulting in a loss of our investment in those policies, or if we continue to fund premium payments, the time period within which we could expect to receive a return of our investment in such life insurance policies may be extended, either of which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, if widely used mortality tables are adjusted, as they were in 2008, to generally assume prolonged life expectancies, the fair value of our portfolio of life insurance policies could be adversely affected, which may have a material adverse effect on our business, operations and financial results. Further, updated life expectancy reports may indicate that an insured’s health has improved since we last procured a life expectancy report, which would generally result in a decrease in the fair value of the life insurance policy insuring the life of that insured.

Contractions in the market for life insurance policies could make it more difficult for us to opportunistically sell policies that we own and may make it more difficult to borrow under the Revolving Credit Facility.

A potential sale of a life insurance policy owned by us depends significantly on the market for life insurance, which may contract or disappear depending on the impact of potential government regulation, future economic conditions and/or other market variables. For example, the secondary and tertiary markets for life insurance policies incurred a significant slowdown in 2008, which has continued through the present. Historically, many investors who invest in life insurance policies are foreign investors who are attracted by potential investment returns from life insurance policies issued by United States life insurers with high ratings and financial strength as well as by the view that such investments are non-correlated assets — meaning changes in the equity or debt markets should not affect returns on such investments. Changes in the value of the United States dollar and corresponding exchange rates as well as changes to the ratings of United States life insurers can cause foreign investors to suffer a reduction in the value of their United States dollar denominated investments and reduce their demand for such products. Additionally, we believe increased carrier litigation as well as criminal investigations involving the life settlement market, have significantly depleted the investor base. Any of the above factors could result in a further contraction of the market, which could make it more difficult for us to opportunistically sell our life insurance policies.

The ability of White Eagle to continue to draw borrowings under the Revolving Credit Facility is controlled by a borrowing base formula. To the extent the above noted and other factors result in market contractions, they will likely also negatively impact the value of the policies owned by White Eagle that are pledged as collateral under the Revolving Credit Facility, which could decrease the borrowing base under the facility. If White Eagle is unable to draw under the Revolving Credit Facility, it may not be able to sustain the policies it owns, which could lead to lapses or an event of default under the Revolving Credit Facility.

Our fair value assumptions are inherently subjective and, if the fair value of the life insurance policies decreases, we will incur losses with respect to the policies we own.

When we obtain ownership of a life insurance policy, we record the investment in the policy as an investment in life settlements at fair value as of the date of acquisition. At the end of each reporting period, we re-value the life insurance policies we own. To the extent that the calculation results in an adjustment to the fair value of the policy, we record this as a change in fair value of our investment in life insurance policies. This evaluation of the fair value of life insurance policies is inherently subjective as it requires estimates and assumptions that are susceptible to significant revision as more information becomes available. Using our valuation model, we determine the fair value of life insurance policies on a discounted cash flow basis. The most significant assumptions that we estimate are the life expectancy of the insured, expected premium payments and the discount rate. The discount rate is based upon current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk margin an investor in the policy would require. We estimate the life expectancy of an insured by analyzing medical reviews from third-party medical underwriters, who evaluate the health of the insured by examining the insured’s historical and current medical records. We then calculate a mortality impairment factor for the insured as that factor which, when applied to our mortality table, reproduces the same life expectancy for that insured. We use the resulting mortality impairment factor to generate a series of probabilistic future cash flows for the policy, which we then discount and aggregate to arrive at the fair value of the policy. If we are unable to accurately estimate any of these factors, or if the actuarial tables are revised (as they were in 2008), we may have to write down the fair value of our investments in life settlements, which could materially and adversely affect our results of operations and our financial condition.

Insurable interest concerns regarding a life insurance policy can also adversely impact its fair value. A claim or the perceived potential for a claim for rescission or a challenge to insurable interest by an insurance company or by persons with an insurable interest in the insured of a portion of or all of the policy death benefit can negatively impact the fair value of a life insurance policy. If the USAO Investigation, SEC Investigation or Non-Prosecution Agreement cause us to experience more challenges to the life insurance policies that we own than we otherwise would experience, those challenges could negatively impact the fair value of the life insurance policies that we own.

If the calculation of fair value results in a decrease in value, we record this reduction as a loss. If we determine that it is appropriate to increase the discount rate further or adjust other inputs to our fair value model further, if we are otherwise unable to accurately estimate the assumptions in our valuation model, or if other factors cause the fair value of our life insurance policies to decrease, the carrying value of our assets may be materially adversely affected and may materially and adversely affect our business, financial condition and results of operations.

The life insurance policies that we own may be subject to contest, rescission and/or non-cooperation by the issuing life insurance company, which may have a material adverse effect on our business, financial condition and results of operations.

All states require that the initial purchaser of a new life insurance policy insuring the life of an individual have an “insurable interest,” meaning a stake in the insured’s health and wellbeing, rather than the insured’s death, in such individual’s life at the time of original issuance of the policy. Whether an insurable interest exists in the context of the purchase of a life insurance policy is critical because, in the absence of a valid insurable interest, life insurance policies are unenforceable under most states’ laws. Where a life insurance policy has been issued to a policyholder without an insurable interest in the life of the individual who is insured, the life insurance company may be able to void or rescind the policy. Even if the insurance company cannot void or rescind the policy, the insurable interest laws of a number of states provide that persons with an insurable interest on the life of the insured may have the right to recover a portion or all of the death benefit payable under a policy from a person who has no insurable interest on the life of the insured. These claims can generally only be brought if the policy was originally issued to a person without an insurable interest in the life of the insured.

Many states have enacted statutes prohibiting stranger-originated life insurance, or STOLI, in which an individual purchases a life insurance policy with the intention of selling it to a third-party investor, who lacks an insurable interest in the insured’s life. Some insurance carriers have contested policies as STOLI arrangements, specifically citing the existence of certain nonrecourse premium financing arrangements as a basis to challenge the validity of the policies used to collateralize the financing. Additionally, if an insurance carrier alleges that there were misrepresentations or fraud in the application process for an insurance policy, they may sue us or others to contest or rescind that policy. If a policy that we own is subject to a successful contest or rescission, the fair value of the policy could be reduced to zero, negatively impact the discount rates used to value our portfolio generally and our ability to sell policies could be negatively impaired. Generally, life insurance policies may only be rescinded by the issuing life insurance company within the contestability period, which in most states is two years. Lack of insurable interest can in some instances form the basis of loss of right to payment under a life insurance policy for many years beyond the contestability period and insurance carriers have been known to challenge claims for death benefits for more than five years from issuance of the policy.

From time to time, insurance carriers have challenged the validity of a policies owned by us or that once served as the underlying collateral for a premium finance loan made by us. We believe the USAO Investigation, the SEC Investigation and the Non-Prosecution Agreement have caused us to experience more challenges to policies by insurers attempting to use such investigations and the Non-Prosecution Agreement as grounds for rescinding or contesting a policy. Any such future challenges may result in a cloud over title and collectability, increased costs, delays in payment of life insurance proceeds or even the voiding of a policy, and could have a material adverse effect on the ability to comply with the covenants in the Revolving Credit Facility, our business, financial condition and results of operations.

Additionally, if an insurance company successfully rescinds or contests a policy, the insurance company may not be required to refund all or, in some cases, any of the insurance premiums paid for the policy. While defending an action to contest or rescind a policy, premium payments may have to continue to be made to the life insurance company. Hence, in the case of a contest or rescission, premiums paid to the carrier (including those paid during the pendency of a contest or rescission action) may not be refunded. If they are not, we may suffer a complete loss with respect to a policy, which may adversely affect our business, financial condition and results of operations.

Premium financed life insurance policies are susceptible to a higher risk of fraud and misrepresentation on life insurance applications, which increases the risk of contest, rescission or non-cooperation by issuing life insurance carriers.

While fraud and misrepresentation by applicants and potential insureds in completing life insurance applications (especially with respect to the health and medical history and condition of the potential insured as well as the applicant’s net worth) exist generally in the life insurance industry, such risk of fraud and misrepresentation is heightened in connection with life insurance policies for which the premiums are financed through premium finance loans. In particular, there is a risk that applicants and potential insureds may not answer truthfully or completely to any questions related to whether the life insurance policy premiums will be financed through a premium finance loan or otherwise, the applicants’ purpose for purchasing the policy or the applicants’ intention regarding the future sale or transfer of the life insurance policy. Such risk may be further increased to the extent life insurance agents communicated to applicants and potential insureds regarding potential premium finance arrangements or transfers of life insurance policies through payment defaults under premium finance loans. In the ordinary course of our legacy premium finance business, our sales team received inquiries from life insurance agents and brokers regarding the availability of premium finance loans for their clients. However, any communication between the life insurance agent and the potential policyholder or insured is beyond our control and we may not know whether a life insurance agent discussed with the potential policyholder or the insured the possibility of a premium finance loan by us or the subsequent transfer of the life insurance policy. Consequently, notwithstanding the representations and certifications we obtained from the policyholders, insureds and the life insurance agents, there is a risk that we may have financed premiums for policies that an insurance carrier or others could contest based on fraud or misrepresentation in any information provided to the life insurance company, including the life insurance application.

Misrepresentations, fraud, omissions or lack of insurable interest can also, in some instances, form the basis of loss of right to payment under a life insurance policy. Based on statements made in the Non-Prosecution Agreement, there is a risk that policies that we own may increasingly be challenged by insurance carriers. Any such challenges to the policies may result in increased costs, delays in payment of life insurance proceeds or even the voiding of a policy, a reduction in the fair value of a policy and could have a material adverse effect on our business, financial condition and results of operations.

As of September 30, 2013, of the 622 policies in our life settlement portfolio, 579 policies were previously premium financed. We acquired 41 of those life settlements as a result of defaults under premium finance loans originated as part of the retail non-seminar business.

Delays in payment and non-payment of life insurance policy proceeds can occur for many reasons and any such delays may have a material adverse effect on our business, financial condition and results of operations.

A number of arguments may be made by former beneficiaries (including but not limited to spouses, ex-spouses and descendants of the insured) under a life insurance policy, by the beneficiaries of the trust that once held the policy, by the estate or legal heirs of the insured or by the insurance company issuing such policy, to deny or delay payment of proceeds following the death of an insured, including arguments related to lack of mental capacity of the insured, contestability or suicide provisions in a policy. The statements in the Non-Prosecution Agreement may make such delays more likely and may increase carrier challenges to paying out death claims. Furthermore, if the death of an insured cannot be verified and no death certificate can be produced, the related insurance company may not pay the proceeds of the life insurance policy until the passage of a statutory period (usually five to seven years) for the presumption of death without proof. Such delays in payment or non-payment of policy proceeds may have a material adverse effect on our business, financial condition and results of operations.

Upon an event of default, we may lose the collateral pledged under the Revolving Credit Facility.

Upon an event of default, absent a waiver, in addition to principal and interest, the lenders’ rights to proceeds from collections under the Revolving Credit Facility will become due. If these obligations cannot be satisfied, the lenders, or their agent, may dispose of, release, or foreclose on (including by means of strict foreclosure on all or any of the policies or on our interests in White Eagle, which might be exercised in a manner intended to impair our rights to excess proceeds of any liquidation of foreclosed assets), or take other actions with respect to, the policies currently pledged as collateral with which we or our shareholders may disagree or that may be contrary to the interests of our shareholders.

We may not be able to refinance the Revolving Credit Facility.

The Revolving Credit Facility contains covenants that may significantly limit our ability to refinance. In addition, the lenders under the Revolving Credit Facility have a substantial interest in and priority rights to distributions of certain proceeds of the assets. Such covenants and such interest in and rights to distributions may significantly reduce our ability to attract replacement financing were we to seek to refinance the credit facility as a means of limiting adverse actions by the lenders in the exercise of their remedies in relation to any event of default.

We may be unable to deduct interest payments on debt that is attributed to policies that it owns, which would reduce any future income and cash flows.

Generally, under the Internal Revenue Code of 1986, as amended (the “Code”), interest paid or accrued on debt obligations is deductible in computing a taxpayer’s federal income tax liability. However, when the proceeds of indebtedness are used to pay premiums on life insurance policies that are owned by the entity incurring the debt or otherwise used to support the purchase or ownership of life insurance policies, the interest in respect of such proceeds is not deductible. Accordingly, so long as we use a portion of debt financing to pay the premiums on policies owned by us or to support the continued ownership of life insurance policies by us, the interest paid or accrued on that portion of the debt will not be deductible by us for federal income tax purposes. Although we have net operating losses that we may be able to use to reduce a portion of our future taxable income, the inability to deduct interest accrued on debt could have a material adverse effect on our future earnings and cash flows available for the payment of interest. We are exploring alternatives that may permit us to own our policies in a more tax-advantaged manner.

The SEC Investigation could materially and adversely affect our business, our financial condition and results of operations.

On February 17, 2012, we first received a subpoena issued by the staff of the SEC seeking documents going back to 2007, generally related to our premium finance business and corresponding financial reporting. The SEC is investigating whether any violations of federal securities laws have occurred and we have been cooperating with the SEC regarding this matter. We are unable to predict what action, if any, might be taken in the future by the SEC or its staff as a result of the matters that are the subject to its investigation or what impact, if any, the cost of continuing to respond to the subpoenas might have on our financial position, results of operations, or cash flows. We have not established any provision for losses in respect of this matter. Additionally, no assurance can be given that the ultimate outcome of the SEC Investigation will not result in administrative, civil or other proceedings or sanctions against us or our employees by the SEC or any other state or federal regulatory agencies. Such proceedings may result in the imposition of fines and penalties, actions against us or our employees, modifications to business practices and compliance programs or the imposition of sanctions against us. Protracted investigations could also impose substantial costs and distractions, regardless of its outcome. There can be no assurance that any final resolution of this and any similar matters will not have a material and adverse effect on our financial condition and results of operations.

Negative press and reputational concerns have had and could continue to have a material adverse effect on our business, financial condition and results of operations.

The negative press resulting from the USAO Investigation, SEC Investigation and shareholder litigation matters have harmed our reputation and could otherwise result in a loss of future business with our counterparties and business partners and could lead to increased difficulty in sourcing capital or lending opportunities. For example, on October 7, 2011, we were informed by a commercial bank that it had decided to end all banking relationships with us. The abrupt termination of our commercial banking relationship resulted in operational difficulties and prevented us from transacting with any structured settlement financing counterparty for most of the fourth quarter of 2011. Other business partners and customers have also curtailed their relationships with us in the aftermath of the USAO Investigation. As a result of these actions, we have experienced higher costs of doing business due to less favorable terms and/or the need to find alternative partners.

In general, the life finance industry periodically receives negative press from the media and consumer advocacy groups and as a result of litigation involving industry participants. A sustained campaign of negative press resulting from media or consumer advocacy groups, industry litigation or other factors could adversely affect the public’s perception of the industry as a whole, and lead to reluctance to sell assets to us or to provide us with third party financing. We also have received negative press from competitors. Any such negative press could have a material adverse effect on our business, financial condition and results of operations.

We compete with a number of other finance companies and investors and may encounter additional competition.

There are a number of finance companies and investors that compete with us in the life finance industry. Many are significantly larger and possess considerably greater financial, marketing, management and other resources than we do. The life finance business could also prove attractive to new entrants. As a consequence, competition in this sector may increase. Increased competition could result in reduced origination volume, increased acquisition costs, changes to discount rates, margin compression and/or less favorable lending terms, each of which could materially adversely affect our revenue, which would have a material adverse effect on our business, financial condition and results of operations.

The secondary market is highly regulated; changes in regulation, the USAO Investigation and the SEC Investigation could materially adversely affect our ability to conduct our business.

Secondary market purchases of life insurance policies are highly regulated. Generally, as a condition to the issuance of provider licenses held by our subsidiaries, we and/or our licensed subsidiaries submit to potential state regulatory examinations. Our life settlement provider subsidiary is still undergoing an examination by the Florida Office of Insurance Regulation that was initiated after we became aware of the USAO Investigation. To the extent that other state insurance or other regulators initiate their own investigations as a result of the USAO Investigation, the SEC Investigation, or the Florida Office of Insurance Regulation or such other regulators take other action such as imposing fines or rescinding our license in response thereto, our ability to conduct the businesses comprising our life finance segment may be materially and adversely affected, which could have a material adverse effect on our business, results of operations and financial condition.

If a regulator or court decides that trusts that were formed to own the life insurance policies that once served as collateral for our premium finance loans do not have an insurable interest in the life of the insured, such determination could have a material adverse effect on our business, financial condition and results of operations.

Generally, there are two forms of insurable interests in the life of an individual, familial and financial. Additionally, an individual is deemed to have an insurable interest in his or her own life. It is also a common practice for an individual, as a grantor or settlor, to form an irrevocable trust to purchase and own a life insurance policy insuring the life of the grantor or settlor, where the beneficiaries of the trust are persons who themselves, by virtue of certain familial relationships with the grantor or settlor, also have an insurable interest in the life of the insured. In the event of a payment default on our premium finance loan, we generally acquired life insurance policies owned by trusts (or the beneficial interests in the trust itself) that we believe had an insurable interest in the life of the related insureds. However, a state insurance regulatory authority or a court may determine that the trust or policy owner did not have an insurable interest in the life of the insured or that we, as lender, only have a limited insurable interest. Any such determination could result in our being unable to receive the proceeds of the life insurance policy, which could lead to a total loss on our investment in life settlements. Any such loss or losses could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on the creditworthiness of the life insurance companies that issued the policies comprising our portfolio. If a life insurance company defaults on its obligation to pay death benefits on a policy we own, we would experience a loss of our investment, which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on the creditworthiness of the life insurance companies that issued the policies that we own. We assume the credit risk associated with life insurance policies issued by various life insurance companies. The failure or bankruptcy of any such life insurance company or annuity company could have a material adverse impact on our financial condition and results of operation. A life insurance company’s business tends to track general economic and market conditions that are beyond its control, including extended economic recessions or interest rate changes. Changes in investor perceptions regarding the strength of insurers generally and the policies or annuities they offer can adversely affect our ability to sell or finance our assets. Adverse economic factors and volatility in the financial markets may have a material adverse effect on a life insurance company’s business and credit rating, financial condition and operating results, and an issuing life insurance company may default on its obligation to pay death benefits on the life insurance policies that we own. In such event, we would experience a loss of our investment in such life insurance policies, which could have a material adverse effect on our business, financial condition and results of operations.

If a life insurance company is able to increase the premiums due on life insurance policies that we own, it will adversely affect our returns on such life insurance policies.

To keep the life insurance policies that we own in force, insurance premiums due must be timely paid. If a life insurance company is able to increase the cost of insurance charged for any of the life insurance policies that we own, the amounts required to be paid for insurance premiums due for these life insurance policies may increase, requiring us to incur additional costs for the life insurance policies, which may adversely affect returns on such life insurance policies and consequently reduce the tertiary market value of such life insurance policies. Failure to pay premiums on the life insurance policies when due will result in termination or “lapse” of the life insurance policies. The insurer may in a “lapse” situation view reinstatement of a life insurance policy as tantamount to the issuance of a new life insurance policy and may require the current owner to have an insurable interest in the life of the insured as of the date of the reinstatement. In such event, we would experience a loss of our investment in such life insurance policy.

We have limited operating experience.

Our business operations began in December 2006 and, in connection with the Non-Prosecution Agreement, we terminated our premium finance business, which had been our primary business since our inception. Consequently, we have limited operating history. In addition, to the extent we use any of the proceeds of the offering to lend, while we believe we are qualified to identify and lend against portfolios of life settlements, we have not previously acted as a lender to institutional owners of life settlement assets. Therefore, the historical performance of our operations may be of limited relevance in predicting future performance. Furthermore, if we are unable to successfully refocus our life finance segment, our results of operations and financial condition could be materially and adversely affected.

Uncooperative co-trustees may impair our ability to service its life insurance policies.

In certain limited instances, change of ownership forms in respect of life insurance policies that we have acquired through foreclosures associated with defaulted premium finance loans have not been processed by the applicable insurance carrier and remain in their original trusts. In these instances, although we have, among other things, contractual rights entitling us to direct the proceeds of the policies and there is a professional co-trustee authorized to exercise all rights over the policies, we may still need the cooperation of the non-professional co-trustee to obtain information from the insurance carrier necessary to service the policy. Without this information, it is possible that a policy could lapse, as was the case with one policy in the quarter ended September 30, 2012. As a result of this lapse, we suffered a complete loss on our investment. While the value of this policy was immaterial, further lapses could have a material adverse effect on our financial position and results of operations.

Changes to statutory, licensing and regulatory regimes governing premium financing or life settlements could have a material adverse effect on our activities and revenues.

Changes to statutory, licensing and regulatory regimes could result in the enforcement of stricter compliance measures or adoption of additional measures on us or on the insurance companies that stand behind the insurance policies that we own, which could have a material adverse impact on our business activities and revenues.

The SEC issued a task force report in July 2010 recommending that sales of life insurance policies in life settlement transactions be regulated as securities for purposes of the federal securities laws. To date, the SEC has not made such a recommendation to Congress. However, if the statutory definitions of “security” were amended to encompass life settlements, we could become subject to additional extensive regulatory requirements under the federal securities laws, including the obligation to register sales and offerings of life settlements with the SEC as public offerings under the Securities Act of 1933 and, potentially, the obligation to register as an “investment company” pursuant to the Investment Company Act of 1940.

Any legislation implementing such regulatory change or a change in the transactions that are characterized as life settlement transactions could lead to significantly increased compliance costs, increased liability risk and adversely affect our ability to acquire or sell life insurance policies in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Our former structured settlements business may expose us to future claims or contingent liabilities.

Pursuant to the terms of the asset purchase agreement we entered into in connection with the sale of our structured settlements business, we sold substantially all of that business’ operating assets while retaining substantially all of its liabilities. In addition, we agreed to indemnify the purchaser for certain breaches of customary representations and warranties regarding us and various aspects of our structured settlements business. Many of our indemnification obligations are subject to time and maximum liability limitations, however, in some instances our indemnification obligations are not subject to any limitations. Significant indemnification claims by the purchaser could materially and adversely affect our business, financial condition and results of operations. In addition, we are aware that a former employee at a law firm in New York that represented a number of companies in the structured settlements industry, including us, may have fraudulently prepared a number of court orders. While we believe the number of structured settlements that we purchased in transactions involving this law firm that could be affected by these orders is insignificant, both in terms of number of transactions and loss exposure, such structured settlements illustrate potential claims that we may have to address and could materially and adversely affect our business, financial condition and results of operations.

Failure to maintain the security of personally identifiable and other information, non-compliance with our contractual or other legal obligations regarding such information, or a violation of our privacy and security policies with respect to such information, could adversely affect us.

In connection with our business, we collect and retain significant volumes of certain types of personally identifiable and other information pertaining to our customers, insureds and counterparties. The legal, regulatory and contractual environment surrounding information security and privacy is constantly evolving. A significant actual or potential theft, loss, fraudulent use or misuse of customer, counterparty, employee or our data by cybercrime or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could adversely impact our reputation and could result in significant costs, fines, litigation or regulatory action.

Disasters, disruptions and other impairment of our information technologies and systems could adversely affect our business.

Our businesses depend upon the use of sophisticated information technologies and systems, including third-party hosted services and data facilities that we do not control. While we have developed certain disaster recovery plans and backup systems, these plans and systems are not fully redundant. A system disruption caused by a natural disaster, cybercrime or other impairment could have a material adverse effect on our results of operations and may cause delays, loss of critical data and reputational harm, and could otherwise prevent us from servicing our portfolio of life insurance policies.

The loss of any of our key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success depends to a significant degree upon the continuing contributions of our key executive officers, including Antony Mitchell, our chief executive officer. Mr. Mitchell has significant experience operating specialty finance businesses, which are highly regulated. If we should lose Mr. Mitchell, such loss could have a material adverse effect on our business, financial condition and results of operations. Moreover, we do not maintain key man life insurance with respect to any of our executives.

Risks Related to Our Common Stock

Provisions in our executive officers’ employment agreements could impede an attempt to replace or remove our directors or otherwise effect a change of control, which could diminish the price of our common stock.

We have entered into employment agreements with certain of our executive officers. These agreements provide for substantial payments upon the occurrence of certain triggering events, including a material diminution of base salaries or responsibilities. These payments may deter any transaction that would result in a change in control, which could diminish the price of our common stock.

Provisions in our articles of incorporation and bylaws could impede an attempt to replace or remove our directors or otherwise effect a change of control, which could diminish the price of our common stock.

Our articles of incorporation and bylaws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In particular, shareholders are required to provide us with advance notice of shareholder nominations and proposals to be brought before any annual meeting of shareholders, which could discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal. In addition, our articles of incorporation eliminate our shareholders’ ability to act without a meeting and require the holders of not less than 50% of the voting power of our common stock to call a special meeting of shareholders.

These provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging changes in management and takeover attempts in the future. Furthermore, our articles of incorporation and our bylaws provide that the number of directors shall be fixed from time to time by our board of directors, provided that the board shall consist of at least three and no more than fifteen members.

The market price of our stock has been highly volatile.

The market price of our common stock has fluctuated and could fluctuate substantially in the future. This volatility may subject our stock price to material fluctuations due to the factors discussed in this “Risk Factors” section, and other factors including market reaction to the fair market value of our portfolio; rumors or dissemination of false information; changes in coverage or earnings estimates by analysts; our ability to meet analysts’ or market expectations; and sales of common stock by existing shareholders.

Certain laws of the State of Florida could impede a change of control, which could diminish the price of our common stock.

As a Florida corporation, we are subject to the Florida Business Corporation Act, which provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person. The Florida Business Corporation Act also contains a statute which provides that an affiliated transaction with an interested shareholder generally must be approved by (i) the affirmative vote of the holders of two thirds of our voting shares, other than the shares beneficially owned by the interested shareholder, or (ii) a majority of the disinterested directors.

One of our subsidiaries, Imperial Life Settlements, LLC, a Delaware limited liability company, is licensed as a viatical settlement provider and is regulated by the Florida Office of Insurance Regulation. As a Florida viatical settlement provider, Imperial Life Settlements, LLC is subject to regulation as a specialty insurer under certain provisions of the Florida Insurance Code. Under applicable Florida law, no person can finally acquire, directly or indirectly, 10% or more of the voting securities of a viatical settlement provider or its controlling company without the written approval of the Florida Office of Insurance Regulation. Accordingly, any person who acquires beneficial ownership of 10% or more of our voting securities will be required by law to notify the Florida Office of Insurance Regulation no later than five days after any form of tender offer or exchange offer is proposed, or no later than five days after the acquisition of securities or ownership interest if no tender offer or exchange offer is involved. Such person will also be required to file with the Florida Office of Insurance Regulation an application for approval of the acquisition no later than 30 days after the same date that triggers the 5-day notice requirement.

The Florida Office of Insurance Regulation may disapprove the acquisition of 10% or more of our voting securities by any person who refuses to apply for and obtain regulatory approval of such acquisition. In addition, if the Florida Office of Insurance Regulation determines that any person has acquired 10% or more of our voting securities without obtaining its regulatory approval, it may order that person to cease the acquisition and divest itself of any shares of our voting securities which may have been acquired in violation of the applicable Florida law. Due to the requirement to file an application with and obtain approval from the Florida Office of Insurance Regulation, purchasers of 10% or more of our voting securities may incur additional expenses in connection with preparing, filing and obtaining approval of the application, and the effectiveness of the acquisition will be delayed pending receipt of approval from the Florida Office of Insurance Regulation.

The Florida Office of Insurance Regulation may also take disciplinary action against Imperial Life Settlements, LLC’s license if it finds that an acquisition of our voting securities is made in violation of the applicable Florida law and would render the further transaction of business hazardous to our customers, creditors, shareholders or the public.

CAPITALIZATION

The following table describes our capitalization as of September 30, 2013, on an actual basis and on an “as adjusted” basis to give effect to the sale of all $70.0 million of Notes offered in this offering, assuming the initial purchaser does not exercise its option to purchase up to an additional $14.0 million aggregate principal amount of the Notes.

	As of September 30, 2013
	Actual	As Adjusted
	(Dollars in thousands)
Debt Outstanding:
Note payable, at estimated fair value	$114,784	$114,784
% Senior Unsecured Convertible Notes Due 2019(1)	—	70,000

Total debt outstanding	$114,784	$184,784

Stockholders’ equity:
Common stock (80,000,000 authorized; 21,237,166 issued and outstanding as of September 30, 2013)(2)	212	212
Additional paid in capital	239,267	239,267
Accumulated deficit	(62,077)	(62,077)

Total stockholders’ equity	177,402	177,402

Total capitalization	$292,186	$362,186

1)	The $70.0 million shown is the face value of the Notes offered hereby. However, under ASC 470-20 and ASC 815, the bifurcation of an embedded derivative related to the conversion features of the Notes may be required and, accordingly, the carrying value of the Notes at issuance may be less than the face value of the Notes.
2)	The number of shares shown as issued and outstanding in the table above excludes:

•	shares of our common stock issuable upon conversion of the Notes offered hereby;

•	an aggregate of 899,472 shares of our common stock issuable upon the exercise of options outstanding as of September 30, 2013, having a weighted-average exercise price of $8.57 per share;

•	an aggregate of 265,976 shares of our common stock reserved as of September 30, 2013 under our 2010 Omnibus Incentive Plan;

•	an aggregate of 4,240,521 shares of our common stock issuable upon the exercise of warrants outstanding as of September 30, 2013, having a weighted-average exercise price of $14.51 per share;

•	an aggregate of 17,286 shares of our common stock issuable upon the vesting of restricted stock unvested as of September 30, 2013;

•	125,628 shares of common stock issued as part of the settlement of the Robert Andrzejczyk v. Imperial Holdings, Inc., et al. litigation in the first quarter of 2014; and

•	up to an aggregate of 2.0 million shares of common stock issuable upon the exercise of warrants to be issued pursuant to the class action litigation settlement with an exercise price of $10.75 and a term of five years.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

	For the nine months ended September 30,	For the year ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(1)(2)(3)	5.5	—	—	—	—	1.1

1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense. The term “earnings” is the amount resulting from adding the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; then subtracting from the total added items, the following: (a) interest capitalized and (b) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

2)	In 2012, 2011, 2010 and 2009, we incurred losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by $42.1 million, $33.8 million, $13.0 million and $4.2 million, respectively.

3)	Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period. Please refer to our annual report on Form 10-K/A for the year ended December 31, 2012 and our subsequently filed quarterly reports on Form 10-Q for additional information.